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                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the registration statement of New Millennium Development Group Inc. (the "Company") on Form S-8 relating to the registration of 1,000,000 common shares issued by the Company to a total of three consultants, of our auditor's report dated January 11, 2002, on the consolidated balance sheets of the Company as of September 30, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended.



MACKAY  LLP
Chartered  Accountants
Vancouver,  Canada
April  9,  2002